As filed with the Securities and Exchange Commission on November 8, 2006

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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Homeland Security Network, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	300 N. Coit Road	87-522501
(State or other jurisdiction of	Suite 1200	(IRS Employer
incorporation or organization)	Richardson, Texas 75080	Identification Number)
(Address of principal
executive offices, including
Zip Code)

2006 NON-STATUTORY STOCK OPTION PLAN
(Full Title of the Plan)

Charles Norman	(214) 618-6400	Copies to:
300 N. Coit Road	(Telephone number,	James V. Grevelle, Esq.
Suite 1200	including area code,	James V. Grevelle, P.C.
Richardson, Texas 75080	of agent for service)	12523 Montego Plaza
(Name and address	Dallas, Texas 75230-1725
of agent for service)	(972) 233-3905

CALCULATION OF REGISTRATION FEE

Title of		Proposed	Proposed
securities		maximum	maximum
to be	Amount to	offering price	aggregate	Amount of
registered	be registered(1)	per share(2)(3)	offering price(2)(3)	registration fee
Common Stock
$.001 par value	15,000,000 shares	$.0175	$262,500	$28.09

(1)	Issuable under the Plan.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h).
(3)
Calculated on the basis of the average of the bid and asked prices of the Common Stock of Homeland Security Network, Inc. on November 8, 2006, as reported by the National Association of Securities Dealers Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

(1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed on April 7, 2006.

(2) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006, filed on May 16, 2006.

(3) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006, filed on August 22, 2006.

(4) The Company's Report on Form 8-K filed on September 14, 2006.

(5) The Company's Report on Form 8-K filed on October 3, 2006.

(6) The description of the Company's Common Stock contained in Part II, Item 4, of the Company's Form S-8, filed on April 21, 1997; and all amendments or reports filed for the purpose of updating such description.

      All documents filed by the Corporation with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel

Not Applicable

Item 6. Indemnification of Directors and Officers

Chapter 78 of the Nevada Corporation Law of the State of Nevada provides that the Company may indemnify directors and officers against expenses, including amounts paid in settlement and attorney's fees actually and reasonably incurred in connection with an action, suit or proceeding in which they may be involved by reason of being or having been a director or officer of the Company; provided said officers or directors acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe said conduct was unlawful. In addition, the Company may indemnify them against judgments and fines, except in an action by or in right of the Company.

Further, to the extent a director has been successful in defending such an action, the statute requires the Company to indemnify him against expenses, including attorneys fees actually and reasonably incurred by him in connection with the defense.

Articles TEN and TWELVE of the Articles of Incorporation of the Company, as they appear in Paragraph 1 of the Articles of Merger and Agreement of Merger between the Company (at that time named Eagle Automotive Enterprises, Inc.) and Eagle Holdings, Inc., a Colorado corporation, filed in the Office of the Secretary of State of the State of Nevada on December 30, 1993, contain provisions that affect the liability of a director or officer in his capacity as such. They read as follows:

ARTICLE X. The private property of the stockholders, directors and officers of the corporation shall be forever exempt from all corporate debts, liabilities and obligations of whatsoever kind and nature.

ARTICLE XII. The corporation shall indemnify any person who incurs expenses by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation in accordance with the provisions of the Bylaws of the corporation. No director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

In addition, the Nevada statute provides that provisions regarding indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles of Incorporation, or any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in official capacities and as to actions in other capacities while holding such office(s), and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person(s).

In accordance with the foregoing, the Company's Amended and Restated Bylaws also provide indemnification for directors and officers, which, in some respects, is broader than that provided by the statute. In certain situations, indemnification is also mandatory.

However, this authority is subject to the federal securities laws, particularly, the prohibitions against personal loans to executives contained in Section 13(k) of the Securities Exchange Act of 1934.

As authorized by the Nevada statute, the Bylaws also permit the Company to advance litigation expenses to a director of officer during a proceeding, upon receipt of an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. A policy of the Board of Directors is set forth in Item 9 of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed on April 7, 2006. It states:

"Indemnification of Directors and Officers

Subject to and subsequent to an appointment or election as an officer or director, the Company provides contractually indemnification. The Company agrees to indemnify the positions of directors and officers as follows: A director or officer shall not be liable for any claim or demand on account of damages in any manner. The Company agrees to indemnify and hold directors or officers, without limitation, harmless from any and all damages, losses (which shall include any diminution in value), shortages, liabilities (joint or several), payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or nature whatsoever, specifically including without limitation, fees, disbursements and expenses of attorneys, accountants, and other professional advisors and of expert witnesses and cost of investigation and preparation.. A director or officer will be indemnified from any decision or action taken prior to his or her date as a director or officer."

Although the last sentence in the above quotation appears to make a statement to the contrary, the policy of the Board of Directors has been that such persons will be indemnified against decisions or actions taken by the Board of Directors prior to their joining the Company (and not against their own conduct prior to such time).

Since approximately 2001, the Company's practice has been to provide a letter containing substantially the same language as that discussed above to each Director and officer at the time such person joined the Company.

Nevada law and the Company’s Bylaws also authorize the Company to purchase and maintain insurance, or make other financial arrangements on behalf of a director or office, for any liability asserted against him, and liability and expenses incurred by him, in his capacity as a director or officer, whether or not the Company has the authority to indemnify him against such liability and expenses.

Item 7. Exemption from Registration Claimed

Not applicable

Item 8. Exhibits

Reference is made to the Exhibit Index.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes to:

(1)	File, during any period in which offers or sales are being made, a post effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the Act);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply to this registration statement is on Form S-8, if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (SEC) the registrant pursuant to Section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrants annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plans annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on November 14, 2006.

HOMELAND SECURITY NETWORK, INC.

By:	/s/ Charles Norman
Charles Norman
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Charles Norman Charles Norman	Chief Executive Officer (Principal Executive Officer); and Director	November 14, 2006
/s/ Peter D. Ubaldi Peter D. Ubaldi	President; Chief Financial Officer (Principal Financial and Accounting Officer); and Director;	November 14, 2006

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1
Copy of Articles IX and XI of the Articles of Incorporation of the Company, as such document appears in paragraph 1 of the Articles of Merger & Agreement of Merger between the Company (at that time named Eagle Automotive Enterprises, Inc.) and Eagle Holdings, Inc., a Colorado corporation, filed with the Secretary of State of Nevada on December 30, 1993.*

4.2	(Form of) Certificate of Amendment to Articles of Incorporation (Incorporated by reference to Exhibit C to the Company’s definitive Schedule 14C Information Statement filed February 7, 2005.)

4.3
Amendment to Certificate of Designation (which Amendment creates a Series B Preferred Stock). (Incorporated by reference to Exhibit F to the Company’s Form 10-QSB for the quarter ending December 31, 2000, filed on March 5, 2001.)

4.4	Certificate of Designation of the Series A Convertible Preferred Stock. (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed July 15, 2003.)

4.5	Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.2 of the Company’s Form 10-KSB for calendar year 2003, filed with the Commission on May 18, 2004)

5.1	Opinion of James V. Grevelle, P.C.*

10.1	2006 Non-Statutory Stock Option Plan adopted on November 8, 2006*

23.1	Consent of James V. Grevelle, P.C. (included in the opinion filed as Exhibit 5.1)*

23.2	Consent of BKR Cornwell Jackson & Company, P.C.*

23.3	Consent of Friedman LLP*

* Filed herewith.